RFMD® Contacts
Dean Priddy                  Doug DeLieto                             Jerry Neal
CFO                             VP, Investor Relations                Executive Vice President
336-678-7975              336-678-7968                           336-678-7001

FOR IMMEDIATE RELEASE
NOVEMBER 13, 2007

RFMD® COMPLETES ACQUISITION OF SIRENZA MICRODEVICES

GREENSBORO, NC, - NOVEMBER 13, 2007 - RF Micro Devices, (NASDAQ GS: RFMD), a global leader in the design and manufacture of high-performance radio frequency systems and solutions, today announced the completion of its acquisition of Sirenza Microdevices, Inc. (Nasdaq GM: SMDI), a supplier of radio frequency (RF) components.

Under the terms of the definitive merger agreement, each outstanding share of Sirenza's common stock was exchanged for a combination of 1.7848 shares of RFMD common stock and $5.56 in cash.  Outstanding options to purchase Sirenza common stock were assumed by RFMD and converted into options to purchase RFMD common stock.  Based on RFMD's closing stock price on November 13, 2007, the consideration for the outstanding shares of Sirenza stock is valued at $16.80 per share and represents an aggregate value of approximately $900 million, comprised of approximately $300 million in cash with the balance in RFMD stock.  As a result of the transaction, Sirenza common stock has ceased to be publicly traded and is no longer listed on Nasdaq.

The management teams of RFMD and Sirenza will be combined to capitalize on the expanded opportunities created by the merger. Bob Van Buskirk, president and CEO of Sirenza prior to the acquisition, will relocate to North Carolina and will lead RFMD's new Multi-Market Products Group.  Bob Bruggeworth, president and CEO of RFMD, will continue as president and CEO of the combined company.  The board of directors of the combined company will consist of the current nine members of RFMD's board and two new members from Sirenza's board.

"The acquisition of Sirenza Microdevices brings RFMD a broad set of customers and a diversified product portfolio of high performance RF components for multiple markets," said Bob Bruggeworth, president and CEO of RFMD.  "We are thrilled to add Sirenza's employees, stockholders and customers to our organization, and we look forward to executing on the many opportunities created by the combination of RFMD and Sirenza Microdevices, which we believe creates the world's largest, most diversified and best positioned RF company."

Bob Van Buskirk, previously president and CEO of Sirenza, said, "We believe this transaction clearly serves the best interests of the shareholders of Sirenza and RFMD as well as the best interests of the customers, suppliers and employees of both companies.  As the president of RFMD's newly formed Multi-Market Products Group, I am extremely excited about our ability to grow our combined multi-market businesses.  We intend to expand margins by leveraging our technology base and robust global supply chain, and we believe we have a tremendous opportunity to achieve profitable growth as the acknowledged leader in RF solutions."

RFMD will provide additional insight into the acquisition of Sirenza during its 2007 analyst day, which will begin at 7:30 a.m. ET and last until 11:00 a.m. ET on Thursday, November 15.  A simultaneous live broadcast of the event will be available over the Internet and can be accessed by any interested party at http://www.rfmd.com, by clicking on "Investor Info," and at http://www.fulldisclosure.com. The webcast will be listen-only and will be accessible and archived for replay at http://www.rfmd.com.

Merrill Lynch & Co. acted as exclusive financial advisor to RFMD, and Banc of America Securities LLC acted as exclusive financial advisor to Sirenza.

About RFMD:  RF Micro Devices (NASDAQ GS: RFMD) is a global leader in the design and manufacture of high-performance radio frequency systems and solutions for applications that drive wireless and broadband communications. RFMD's cellular front ends, cellular transceivers, RF components and system-on-chip (SoC) solutions enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, cellular base station, wireless local area network (WLAN), CATV networking, aerospace, defense, and global positioning systems (GPS) markets. Recognized for its diverse portfolio of state-of-the-art semiconductor technologies and vast RF systems expertise, RFMD is a preferred supplier to the world's leading mobile device and RF equipment manufacturers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

Forward Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements relating to the anticipated benefits of the merger, including future competitive positioning and business synergies, future market demand and future benefits to shareholders, and are not historical facts and typically are identified by use of terms such as "may," "will," "could," "expect," "anticipate," "believe," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent our current judgment and expectations, but our actual results, events and performance are subject to risks and uncertainties and could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws.  The potential risks and uncertainties include, but are not limited to: potential difficulties that may be encountered in integrating the merged businesses; potential uncertainties regarding market acceptance of the combined company; competitive responses to the merger; an economic downturn; variability in quarterly operating results; the rate of growth and development of wireless markets; risks associated with the operation of RFMD's wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities; our ability to attract and retain skilled personnel and develop leaders; variability in production yields; our ability to reduce costs and improve gross margins by implementing innovative technologies; our ability to bring new products to market; our ability to adjust production capacity in a timely fashion in response to changes in demand for our products; dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in our most recent Annual Report on Form 10-K and other reports that we file with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC.  All other trade names, trademarks and registered trademarks are the property of their respective owners.

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